Exhibit (h)(1)(ii)

AMENDMENT

This Amendment (the “Amendment”) is made and entered into on this 20th day of December, 2013 between RBC FUNDS TRUST (the “Trust”), a Delaware statutory trust, and RBC GLOBAL ASSET MANAGEMENT (U.S.) INC. (“Administrator”), a Minnesota corporation.

WHEREAS, the Trust and Administrator have entered into an Amended and Restated Administrative Services Agreement dated as of September 1, 2011, as amended and supplemented from time to time, (the “Agreement”); and

WHEREAS the Trust and Administrator desire to amend the Agreement.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. SCHEDULE A. Schedule A to the Agreement is hereby amended and restated, as attached.

SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST		RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:		By:
Name:	Kathleen Gorman	Name:	Michael T. Lee
Title:	President	Title:	President and CEO

Schedule A

Funds of RBC Funds Trust Covered By This Agreement

Tax-Free Money Market Fund
U.S. Government Money Market Fund
Prime Money Market Fund
Access Capital Community Investment Fund
RBC BlueBay Emerging Market Corporate Bond Fund
RBC BlueBay Emerging Market Select Bond Fund
RBC BlueBay Global High Yield Fund
RBC BlueBay Global Convertible Bond Fund
RBC BlueBay Absolute Return Fund
RBC Emerging Markets Equity Fund
RBC Emerging Markets Small Cap Equity Fund
RBC Short Duration Fixed Income Fund
RBC Ultra-Short Fixed Income Fund